Exhibit 99.1

Plymouth Industrial REIT
First Quarter 2022 Earnings
May 4, 2022 at 9:00 a.m. Eastern

CORPORATE PARTICIPANTS

Tripp Sullivan - Investor Relations

Jeff Witherell - Chairman & Chief Executive Officer

Pen White - President & Chief Investment Officer

Jim Connolly - Executive Vice President, Asset Management

Anthony Saladino - Executive Vice President & Chief Financial Officer

Anne Hayward - Senior Vice President & General Counsel

PRESENTATION

Operator

Good day, and welcome to the Plymouth Industrial REIT First Quarter 2022 Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your telephone keypad. To withdraw your question, please press star then two. Please note this event is being recorded.

I would now like to turn the conference over to Tripp Sullivan of Investor Relations. Please go ahead.

Tripp Sullivan

Thank you. Good morning. Welcome to the Plymouth Industrial REIT Conference call to review the company’s results for the first quarter of 2022. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Pen White, President and Chief Investment Officer; Anthony Saladino, Executive Vice President and Chief Financial Officer; Jim Connolly, Executive Vice President of Asset Management; and Anne Hayward, General Counsel.

Our results were released this morning in our earnings press release, which can be found on the Investor Relations section of our website, along with our Form 10-Q and supplemental filed with the SEC. A replay of this call will be available shortly after the conclusion of the call through May 11, 2022. The numbers to access the replay are provided in the earnings press release. For those who listen to the replay of this call, we remind you that the remarks made herein are as of today, May 4, 2022, and will not be updated subsequent to this call.

During this call, certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the securities laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions, and other investments, future dividends, and financing activities. All forward-looking statements represent Plymouth’s judgment as of the date of this conference call and are subject to risk and uncertainties that can cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the company, including the risk and other information disclosed in the company’s filings with the SEC.

We also will discuss certain non-GAAP measures, including, but not limited to, core FFO, AFFO, and adjusted EBITDA. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I’ll now turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell

Thanks, Tripp. Good morning, everyone, and thank you for joining us today. Our team here in Boston and our people in Columbus, Memphis and Jacksonville are providing great results and positive momentum, and I want to thank them again for all their hard work and dedication. We continue to participate in the strong fundamentals that are driving the industrial market, allowing us to expand in our markets, drive double-digit rent increases, grow our development program and simplify our balance sheet.

Turning to our key operating stats for the quarter, we had a strong start to the year. Occupancy was 97%. Cash releasing spreads were 16.8%. Same-store NOI on a cash basis was up 5.1%. Rent collections were at 99.5%. Core FFO per share was up 17.5% and AFFO per share was up 25%.

Plymouth Industrial REIT
May 4, 2022, at 9:00 a.m. Eastern

As Pen will describe in a moment, we were right on track with the acquisition pace we had anticipated for Q1 and have another $74 million expected by the end of Q2. The ATM deployment in late 2021 and again earlier this year has helped us fund this strong pace. We have supplemented that capital with this week’s recast of our unsecured credit facilities that increased our borrowing capacity up to $800 million from $500 million.

We have nine buildings that we are active on in our development program. All of these projects are Class A industrial buildings being built on excess land we acquired as part of our initial acquisitions of the existing buildings. These properties are located in very active markets, and our adjacent buildings are fully leased.

In Cincinnati, at our Fisher Industrial Park, we have one existing building containing 1.25 million square feet and recently broke ground on a new 150,000 square foot building. We are in planning on a second new building there at 180,000 square feet, and that should break ground in the next few months.

In Portland, Maine, we have completed construction at our $8.2 million, 700,000 square foot building, and we are now 50% leased with proposals out for the balance of the space.

In Atlanta, we’re under construction with a new 237,000 square foot industrial building and recently broke ground on another building at 180,000 square feet adjacent to it. We expect to deliver both projects in the third quarter of this year.

In Jacksonville, we submitted plans to the city for four separate buildings in our two business parks in the market for a total of 187,000 square feet. We expect construction to start in the next few months and deliver those projects in the first quarter of 2023. As a sign of strength in our parks in the Jacksonville market, we have leases out for signing for one building at 50,000 square feet and another for half of the building at 20,000 square feet, and several more RFPs were received last week. All told, our projects currently under construction represent a total investment of $37 million with returns projected in the high single-digit range. We have another 1.3 million square feet that can be developed on land that we already own. While new development isn’t at the scale of the acquisitions we have completed so far, it does provide another way to unlock value within the portfolio and take advantage of strong rent growth.

Our balance sheet priorities remain unchanged as we’ve been able to increase the dividend again with strong core FFO and AFFO coverage. With the conversion last week of exactly half of Madison Series B preferred shares into common stock, we’ve also taken another step in simplifying the balance sheet and increased our equity base. They remain one of our top 10 holders.

We see no signs of the industrial fundamentals slowing down in our markets. The same factors driving the exceptional rent growth on the coast are having a similar impact on our markets.

Pen, why don’t you walk us through our acquisition activity?

Plymouth Industrial REIT
May 4, 2022, at 9:00 a.m. Eastern

Pen White

Thanks, Jeff. Good morning, everyone. In the first quarter, we closed on $188.3 million of acquisitions, totaling 3.5 million square feet across 38 buildings. The weighted average initial yield of the acquisitions completed was 6.2% at a weighted average cost of $61 per square foot, well below replacement cost. To date in the second quarter, we have completed the acquisition of two industrial buildings, totaling 155,000 square feet for $15.8 million at a weighted average cost of $102 per square foot and a weighted average initial projected yield of 5.9%. We have another $74 million of acquisitions expected to close by the end of Q2.

Our acquisitions expanded our growing presences in Memphis, Jacksonville, St. Louis and Chicago with one new entry in Augusta, Georgia. I will highlight a couple of these. The largest deal we completed during this period was the acquisition of our 80% interest in our joint venture with Madison for a total consideration of $102.6 million. We created this JV with Madison in late 2020 to acquire 28 industrial properties in Memphis. At that time, we did not believe a portfolio of this size that required substantial capex to improve the properties to drive future lease-up was a good fit for the REIT. We were substantially smaller in scale at that point, and it would have had an outsized impact on our results.

Since acquiring these properties in the JV, we invested in new roofs and other improvements for the benefit of the JV, as well as greatly enhanced overall management. Furthermore, the in-place NOI has also improved significantly and will accelerate over the next two years as the new leasing we have completed this year will take occupancy. The JV certainly lived up to its purpose and was mutually beneficial to both parties. We were able to accelerate our footprint in a key market and create a platform for leveraging our leasing expertise, while generating strong returns that will now benefit from future NOI growth. While this acquisition ends this particular JV with Madison, we are actively exploring other potential opportunities with them in other markets.

We also acquired an off-market deal in Augusta, Georgia for $12.35 million, leased to two tenants with a weighted lease term of approximately four years at an ingoing yield of 5.3%. Both tenants are paying rents that are currently 15% to 20% below today’s market rates and an added benefit to this deal is that it comes with an additional nine acres of developable land that will enable us to add on to the existing 200,000 square foot structure.

We continue to source a number of new opportunities in our markets with several possibilities for entering new markets such as the Carolinas within our near-term pipeline. The competition for deals remains fierce, but we have remained disciplined on our pricing. As I’ve noted before, cap rates for our preferred properties in our markets remain compressed compared to historical norms, especially as they apply to the larger portfolios, where deals trading in the 4% to 4.5% range are not uncommon.

Another reason why we are continuing to stick to our bread and butter with one-off transactions, what I call hitting singles and doubles, where we’re seeing ingoing cap rates averaging in the mid-5s to low 6s. The record low vacancy rates, strong rental growth in our markets, tenants reevaluating their supply chain infrastructures and our ability to secure double-digit rental increases open up a number of opportunities to source deals with initial yields in this range, but also the ability to drive higher stabilized yields at a much lower price per pound.

We are always looking for the right mix of utilitarian, industrial buildings and markets exhibiting positive absorption, strong rent growth, limited institutional competition and that have the ability for us to efficiently use our regional property management teams to aggressively asset management the properties. We talked last quarter about upwardly adjusting our underlying rental growth on underwriting new deals from low-single digits to mid- to high single-digit rent growth. We believe that is the new conservative assumption, and we’ve seen it come to fruition with double-digit rent growth in our leasing results the last few quarters and expect that trend will continue through the balance of the year.

Plymouth Industrial REIT
May 4, 2022, at 9:00 a.m. Eastern

We continue to pursue new portfolio opportunities, but as they are transacting at the mid-4% range or lower, we have passed on one or two that would have been a great strategic fit for us in our markets. Until that pricing improves, we will focus more of our attention on the smaller portfolios that can transact in the 5% to 6% range as well as the singles and doubles that offer a range of possibilities from stabilized initial yields to more value-add components that utilize our leasing and asset management expertise.

We’ve added significant embedded growth to our portfolio in the last two quarters with more expected in Q2. For the right price, the right market and the right opportunity to deploy our real estate operating experience, we can create value on a much lower cost base for our tenants in this environment. That’s something that gets overlooked in the rush to the coast, and we will continue to focus on what we do best at Plymouth.

Now I’d like to turn it over to Jim Connolly to walk through the leasing activity and portfolio operations.

Jim Connolly

Thanks, Pen. Good morning. Leases commenced during the first quarter of 2022 totaled an aggregate of 1.3 million square feet. These leases included 950,000 square feet associated with renewal leases and 350,000 square feet for leases with new tenants. The renewal rate for Q1 was 68.1%. These leases were all for terms greater than six months and had a weighted average lease term of four years. Rental rates associated with these leases increased 16.8% over prior lease rates on a cash basis.

Through the end of April, we have leased a total of 3.7 million square feet related to leases scheduled to expire during 2022, which represents 55.4% of the 6.7 million square feet of total 2022 expirations. This amount includes adjustments for acquisitions and early terminations. The renewal rate for these transactions was 75.3%, with a weighted average lease term of 4.2 years. Furthermore, we leased 273,000 square feet of space that had been vacant at the start of 2022 and have had 245,000 square feet go vacant during the year.

Rental rates associated with all executed leases commencing during 2022 is 16.1% over prior lease rates on a cash basis. These transactions include five leases of at least ten years on 469,000 square feet, including half of the newly developed Portland, Maine facility. We have also leased the roof of that building for solar panels, which will be operational during 2023. Additionally, there was 900,000 square feet lease for space expiring after 2022 at rates 8.4% above expiring rents. These rates are partially tempered by fixed rate renewals. There are leasing prospects for the Atlanta, Florida, Cincinnati and Maine development projects that we are actively working.

Additional solar leasing is also in the works with roof space totaling 4.2 million square feet being awarded to two solar vendors. The solar panel should be operational during the first half of 2023, generating approximately 42 megawatts of power.

Portfolio-wide occupancy at the end of Q1 2022 was 97%, down 40 basis points from the end of 2021. This decrease was driven by the inclusion of the Madison JV space into the REIT numbers. Of the 987,000 square feet of vacancy within our portfolio, 149,000 square feet has been leased with tenancy starting later in 2022 and another 432,000 square feet categorized as being repositioned at five locations. In total, there are ten buildings with 1,266,000 square feet classified as being repositioned during 2022 due to rollover and planned renovations. Excluding all the repositioned square footage, our occupancy rate would be 98.2%. Efforts at these locations are showing results. Through April 739,000 square feet or 58.4% of the repositioned space is leased and there are active prospects for most of the balance.

Finally, through April, we had collected 99.5% of our rents billed during Q1 2022 and 97.4% of the rent for April. There are currently no active rent deferrals.

Plymouth Industrial REIT
May 4, 2022, at 9:00 a.m. Eastern

The asset and property management teams continue to deliver at a high-performance level. Our buildings remain leased at a high occupancy level, rental rates continue to increase, tenant relations are high and our buildings are well looked after.

At this point, I’d like to turn it over to Anthony to discuss our financial results.

Anthony Saladino

Thank you, Jim. Good morning, everyone. Our first quarter results were better than we anticipated with the contributions from acquisitions and same-store NOI leading to a 17.5% year-over-year increase in core FFO per share in unit and a 25% increase in AFFO per share in unit.

Breaking down that performance, let’s first focus on the acquisitions. The $188.3 million completed in the first quarter was on track with the total amount and yields we expected to complete in the first quarter. But, we were able to complete them earlier than projected, which provided an incremental benefit to the quarter of approximately $320,000.

G&A was in line with our expectations for Q1 at 8.3% of revenue, and so was interest expense as we were able to match fund our acquisitions with the use of the ATM.

For same-store NOI, we experienced a 5.3% year-over-year increase on a GAAP basis and a 5.1% increase on a cash basis. That’s one of our stronger Q1 performances in some time, and it benefited from favorability in our re-leasing spreads, coupled with accelerated lease-up of the additional square footage created by filling in the pits at our Fisher Park project in Ohio. While that’s indicative of what we can expect from our portfolio long-term, you’ll note from our guidance that the run rate will adjust as the year progresses due to some one-time items I’ll discuss in a moment.

A couple of last items to call out on the P&L that will go away in future quarters are the unconsolidated JV and the realized/unrealized depreciation/appreciation of warrants. With the acquisition of the remaining interest in the JV and the conversion of the warrants left over from the IPO this quarter, those adjustments in other income are eliminated prospectively.

Looking at our balance sheet, we continue to improve our cost of capital through the use of the ATM, paying off one of our secured mortgages and utilizing our unsecured credit facility. As planned, our total debt to total market capitalization moved to 42.6% at quarter end, and net-debt-to-EBITDA was 7.5 times.

Recall that our year end metrics were below where we anticipated we would be, due to the timing of acquisitions and the execution of the ATM. Our leverage in this range is more realistic for us this year, with net debt and net debt plus preferred converging over the next year with the conversion of the Series B preferred shares to common. One point to note is that 80% of our debt as of March 31st carried a fixed rate or was fixed through interest rate swaps, with a total weighted average cost of debt of 3.54% with 54.2% of this debt on an unsecured basis.

Our current leverage is also reflecting the fact that we are carrying approximately $18 million in investments on the balance sheet as of March 31st, related to the development activity for the projects Jeff outlined earlier. These projects will be contributors to earnings as well as to NAV creation when they come online over the course of this year and next.

Our liquidity position remains strong. As presently, we have $24.2 million of cash on hand, plus an additional $4 million in operating escrows and $115 million of availability on our revolving line of credit.

Plymouth Industrial REIT
May 4, 2022, at 9:00 a.m. Eastern

Subsequent to quarter end, we recast our unsecured credit facility, adding five new banks to the facility and increasing it to $800 million in total from $500 million. The increase was comprised of an additional $150 million to our unsecured revolving line of credit, which brings it to $350 million and a new $150 million five-year term loan, which brings us to $450 million in term loans.

Turning to our 2022 guidance, you’ll note that our core FFO per share and unit range remains unchanged, despite the 17.5% increase in Q1. There are a number of moving parts for the balance of the year that I want to talk through, so you can better understand how strong the underlying performance is. They mainly relate to our same-store NOI, the impact of the Series B share conversions and our expected leverage.

The impact from acquisitions is fairly straight forward, as we are anticipating another $74 million to close by the end of Q2, and with yields consistent with our past ranges.

I want to bridge the same-store NOI for you. As noted earlier, Q1 was strong, but for the balance of the year, we need to incorporate that approximately 1.1 million square feet is coming up for renewal. And while we anticipate renewal rates to be in line with our year-to-date results, our guidance reflects the incurrence of some downtime and free rents associated with new tenants.

With respect to expense growth, we are in line with our prior projections and anticipate some pressures on real estate taxes, primarily in our Chicago, Ohio and Indiana markets, insurance and utilities, some of which may not be fully recoverable from tenants, per the terms of their respective leases. We continue to convert our leases to triple net. Triple net leases now account for nearly 76% of ABR as of period end, representing an increase of 1.5% over December 31, 2021.

We have been expecting that net-debt-to-EBITDA and net debt plus preferred would converge as the Series B shares convert into common stock. That implies a higher leverage as the year progresses, but at a lower cost as we are swapping the Series B paper for more conventional debt that can be paid off much easier and carries materially lower face rates over the term. We are expecting to be very judicious with the use of debt, and our ability to continue to source higher relative initial yields and capture significant mark-to-market in our portfolio on a lower cost basis allows us to chip away at this leverage over time.

As noted in our earnings release, on April 29th, 50% of Madison’s Series B shares or roughly 2.2 million shares were converted into common stock. When we originally issued our 2022 guidance, we did not include the conversion and the higher share count in those numbers. We did note that we were anticipating a more gradual conversion of those shares and that it could result in a $0.04 to $0.06 headwind to core FFO for the year.

With a quicker pace, we get the benefit of the higher equity base with 40.6 million shares and units currently outstanding. Based on the conversion that has already occurred, the impact equated to approximately $0.025 annualized on core FFO. The fact that we’ve kept our 2022 guidance intact speaks to how well the portfolio is performing to more than compensate for eliminating this debt and simplifying our balance sheet by year end. That’s a trade-off we consider to be net beneficial to the company and shareholders.

Operator, we’re now ready to take questions.

QUESTIONS AND ANSWERS

Operator

Plymouth Industrial REIT
May 4, 2022, at 9:00 a.m. Eastern

Thank you. We will now begin the question-and-answer session. To ask a question, you may press star then one on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then two.

The first question today will be from John Kim with BMO Capital Markets. Please go ahead.

John Kim

Thank you. I wanted to ask about the Series B conversion, if that was a negotiation that you had with Madison, just given your stock has been trading below the conversion price.

Jeff Witherell

Hi, John, it’s Jeff. Actually, it’s not trading below the conversion price, so I’ll probably start there with the answer. But furthermore, it’s not a negotiation, no. As we said all along, it’s a contractual conversion. And as we mentioned in the last call, we thought they would be converting this year and the proof is in the pudding; there it is. They just converted half.

John Kim

Okay. My misunderstanding. I thought the conversion price was above $26.

Jeff Witherell

No. Just to be clear on this, we can convert—we can take them out for cash over $26. I think it’s $26.30, we can take them out for cash. So, we can put that to them in cash, as I said. Starting next year, we can take them out half for cash and then the following year as well. But it’s a much lower return profile if we do that, which is why they’re going to convert this year.

John Kim

So, for the remaining 50%, do you expect to redeem it next year, or do you expect it to be—or is that the potential for it to be converted?

Jeff Witherell

As I said last quarter, I would expect they would—I’m 99.9% certain that they will convert this year. It contractually makes sense to do so.

John Kim

Okay. Jeff, I wanted to ask you about Amazon. I know they’re not a big tenant for you or at least not a top ten tenant, but just given their pullback on expansion plans for warehouse, what do you think that has as far as impact to your markets? They have been a big table setter in many of your markets.

Jeff Witherell

We don’t really see it as an issue from our side. They’ve done a lot of build-to-suits and things like that. We’ve seen them come to us when they need some space desperately. But we don’t see much of a—any type of pullback in our markets or for our type of space, for the most part.

But they have come to look at Class B space in the past. I mean they do it. They don’t do all new build-to-suits. But quite frankly, it seems like the pullback was going to be a lot of these build-to-suits, these big new Class A facilities. So, if anything, we might see kind of a positive rebound in kind of the Class B existing space from Amazon.

John Kim

Got it. Thank you.

Plymouth Industrial REIT
May 4, 2022, at 9:00 a.m. Eastern

Operator

And the next question is from Todd Thomas from KeyBanc Capital Markets. Please go ahead.

Todd Thomas

Hi. Thanks. Good morning. First question, can you talk about cap rate and asset pricing trends as the pipeline builds a little bit for future investments in the second half of the year for assets that you’re targeting? And then has your appetite changed at all around investments and are you changing your return hurdles at all as the year progresses?

Pen White

Hi, Todd, it’s Pen here. A couple of questions there. I guess the last one, first. We’re not really changing our recurrent hurdles. They maintain pretty much the same. Our pipeline is as deep and as wide as it ever has been. We’re seeing some minor variance in cap rates, but nothing that you could really overgeneralize about. We’ll see what happens going throughout the year here as the Fed continues to take up interest rates.

But it’s still a competitive market. There’s still plenty of capital on the sidelines waiting to invest in industrial assets in the US so the competition is there. We compete every day with local and regional buyers as well as national. We’re excited about continuing our acquisitions. As I mentioned, our pipeline is full. We’re busier than ever, and I think we’re going to see us continue acquiring assets at the same return metrics as we have been most recently.

Todd Thomas

Okay. And then you commented that you’re looking for additional deals with Madison and joint venture opportunities. Are you actively exploring and talking to any other potential partners and capital sources? And now that you’re larger, what would you like to accomplish, or what would you look to target with future partnerships?

Pen White

Yes, it’s kind of a case-by-case situation. We’re always talking to potential partners, and I guess down to who’s the right fit. So that’s probably all I can say about that. We, obviously, have a great relationship with Madison. We’re continuing discussions and creating ideas about certain situations that might make sense for them and for us. But that’s kind of all I can really comment on that.

Todd Thomas

Okay. And just lastly, two quick questions about the guidance. Appreciate the detail there. One, can you elaborate a little bit around the downtime and free rent assumptions that are embedded in the guidance that you discussed?

And then, is there a normalization at all in non-cash rent in FAS 141 relative to the $1.5 million in the quarter, or is that the right run rate?

Jim Connolly

Yes. I’ll take on the first part. We put market assumptions in for downtime and TI. Usually, we beat that. We work with the tenants early on. And even if they’re leaving, we find tenants beforehand. So, our downtime is nothing more than a month or two, usually, and TIs are usually well below market.

Anthony Saladino

Yes. And then, with respect to the second question, there was a below-market rent adjustment. So that isn’t a run rate that you should use to extrapolate across the balance of the year.

Plymouth Industrial REIT
May 4, 2022, at 9:00 a.m. Eastern

Todd Thomas

What’s the normalization or the adjustment look like as we think about that non-cash component for the second quarter?

Anthony Saladino

Yes, we would provide a tight range around 500.

Todd Thomas

Okay. Got it. All right. Thank you.

Operator

The next question is from Connor Siversky from Berenberg. Please go ahead.

Connor Siversky

Good morning, out there. Thanks for having me on the call. In a similar vein to John’s earlier question, but perhaps in the context of just rising transportation costs in general, I appreciate the commentary on leasing activity in April, but in real time, do you expect the tone of these conversations to shift at all, perhaps as it relates to leasing spreads or demand for space in general in the near term?

Jim Connolly

The answer to that is no. I mean, we’re seeing rates continue to increase. We still project that our rates are 11% to 13% below market. And we’re seeing that in our renewals and new tenants. A lot of the space that is scheduled to expire is already leased up, since the end of the quarter. So the answer is no.

Connor Siversky

Okay. Appreciate that. And then, I mean, again, similar topic, but going back to Prologis earnings call, some of the commentary on building safety stock. And I know your tenant base has a lot of different types of businesses in it. But do you continue to see any of your tenants kind of fill that need to build safety stock within those facilities?

Jeff Witherell

Yes. I think we got this question last quarter as well, Connor, and we do see it. We don’t have numbers around it. But as I talk to CEOs of companies that are in our buildings, that’s a long-term theme that really everyone is looking at.

Reshoring, onshoring is a long-term trend that most people think is going to happen and we see it on the ground every day. We haven’t seen it in the sense that we can quantify it yet. But we’ve had some tenants ask for additional space in the building or surrounding buildings because they want to have their raw material here. Over the last two years, it got disrupted so they wanted the raw material here. So, we think the trend certainly continues.

Connor Siversky

Got it. Well, appreciate the update on my question. Thank you, guys.

Jeff Witherell

Thank you.

Operator

And the next question is from Dave Rodgers with Baird. Please go ahead.

Plymouth Industrial REIT
May 4, 2022, at 9:00 a.m. Eastern

Dave Rodgers

Yes. Good morning, everyone. Pen, I wanted to follow up on the acquisition pipeline and what you’re tracking out there. I think in the last quarter call, either during the call or maybe afterwards, you guys had talked about cap rates in the low to mid-5s. You’re clearly closing much higher than that year-to-date.

So I know you’re not changing your return threshold, but I’m curious if you’re changing the properties you’re looking at. I think the duration of what you closed in the first quarter was maybe sub-three years. So, is this allowing you to keep cap rates higher? Talk about your strategy, I guess, with regard to acquisitions and how we should see that playing out the rest of the year.

Pen White

Yes. Sure, Dave. Again, as mentioned earlier, really no change in our strategy, no change in our product type. We are seeing cap rates anywhere from the low to mid-5s up to the low-6s. And as you know, a lot of it depends on the type of the tenant or tenants, how long the lease goes for, what type of capex do we have to put into a property. All those ingredients, if you will, go into analyzing whether or not we go forward and acquire a specific building.

I would say, in general, our pipeline is full of deals that are in the $10 million to $15 million, $20 million range. They’re going in high-5s to low-6s. I think when we start talking about low-5s, we’re starting to talk more about portfolios, and so you have a premium attached, if you will, a cap rate premium attached to portfolios.

We’ve looked at a number of those, as you know, but we believe that we’re better off, as I mentioned, buying one or two at a time. These portfolios get incredible amount of competition so that’s driving the cap rates down. And we think at a certain point in time, it doesn’t make sense to pursue certain portfolios. Our pipeline currently has some smaller Class B type portfolios, and we’re monitoring the situation, all situations quite carefully.

Dave Rodgers

I appreciate that, Pen. Thank you. Maybe this is a combination, Jeff, for you, and Anthony, but I wanted to go back to Anthony, your comments about leverage and kind of the plan for it. Clearly, you’ve made a lot of acquisitions and there’s some timing differences, but I think even in your own supplement today, you guys put out 8.8 times debt to EBITDA. That’s up from 7.5% a couple of quarters ago.

And so you talked about merging the leverage metrics between net debt and net debt plus preferred which makes sense. But, I guess, I would have been under the impression that those were driving lower as opposed to driving higher as we approach the conversion. So maybe refresh us on the goal for leverage here in the near-term, Jeff, and then maybe, Anthony, if I misspoke on any of that, please correct me.

Anthony Saladino

Well, the goal articulated around leverage is to be judicious. I think at quarter end, we’re 7.5 times net-debt-to-EBITDA. As we look out for the balance of the year, we’re going to lever up just slightly, but maybe 20 bps on that on the high-end. And to your point, when we’re looking at net debt plus preferred, it was 8.8 times, but as we look at it across the year with a full conversion, that ratchets down significantly, Dave. It ratchets down probably 80 bps.

Plymouth Industrial REIT
May 4, 2022, at 9:00 a.m. Eastern

Dave Rodgers

Okay. And maybe I’ll follow-up on that as well. And then lastly, I guess, on the new leasing. You had talked about new leases signed that have not yet commenced. Can you recap those numbers? It sounded like it was over 900,000 square feet, some this year, some next year. That would be the first part.

And the second is two big tenants in the third quarter, Geodis and Schenker, are those the two that you’d anticipate maybe having some downtime was trying to just time those new leases and renewals up a bit?

Jim Connolly

Okay. The 900,000 square feet does not pertain to this year; it pertains to future years. So that’s just extra leasing we’ve done early. But roughly 1.1 million square feet of the scheduled expirations for this year has already been leased and will come online later in the year. The two that you mentioned, Geodis and Schenker, they both are renewing; the leases are with them for signature. So it’s just a matter of—they’re tying out their 3PL contract. So, it’s in the works.

Dave Rodgers

And that 900,000 square feet that goes beyond this year, that’s all vacant space for new leases?

Jim Connolly

No.

Dave Rodgers

No?

Jim Connolly

Gardens Alive was a 500,000 square foot tenant, renewed early, [indiscernible].

Dave Rodgers

Okay. Thank you.

Operator

The next question is from Barry Oxford with Colliers. Please go ahead.

Barry Oxford

Great. Thanks. Jeff, I think this is a question for you. When you look at your development pipeline, are you seeing inflation seeping into the cost? And is that maybe chipping away at your original returns on the development or not so much at this point?

Jeff Witherell

Hi, Barry, yes. The inflation is certainly there. Ordering steel and concrete seems to be the two big pieces to this. Fortunately, and this is what was really good about it is before we signed this fixed contract with the contractor, we’re rechecking with our brokers and our team to make sure that where the rents are, see if it makes sense. And even up until this past week, we continue to see rent driving north so that we’re actually seeing the spreads increase between what we’re constructing and where we think we’re going to end up on leasing.

Barry Oxford

Okay.

Plymouth Industrial REIT
May 4, 2022, at 9:00 a.m. Eastern

Jeff Witherell

So as of now, it continues to move in sync. We’ll let you know when it converges. But right now, it’s really good.

Barry Oxford

Okay. So, it’s kind of a push right now. You have a little higher cost, but I’m getting a little more on rents so I’m getting the same returns that I anticipated.

Jeff Witherell

Correct.

Barry Oxford

Yes. Now on the supply chain, any troubles that’s slowing the timing down or not so much like the timings on these development projects are clipping along nicely?

Jeff Witherell

You talking for construction materials and HVAC equipment?

Barry Oxford

Yes.

Jeff Witherell

Yes.

Barry Oxford

In other words, you thought you might deliver in October, but now it’s going to be November because of whatever materials you needed.

Jeff Witherell

That exists.

Barry Oxford

Okay.

Jeff Witherell

I mean, we’ve been very proactive with our team to order the right materials as soon as we can in advance. So, instead of ordering materials usually three months out, we’re ordering now six months out to make sure we get it.

Barry Oxford

Right.

Jeff Witherell

I can tell you personally, you’ve been waiting five months for garage doors. So, there’s a lot of delays out there, Barry, but yes, we’re managing them.

Barry Oxford

Right. And then last question, Jeff, have you thought about just buying raw land and banking some raw land or look, Barry, I don’t want to get into that business, I’m just more of adjacent builder?

Plymouth Industrial REIT
May 4, 2022, at 9:00 a.m. Eastern

Jeff Witherell

Right. So, as you know, Barry, my pedigree is land development, right?

Barry Oxford

Right.

Jeff Witherell

So, I love owning land, buying land. It really doesn’t make sense to land bank it. I mean we’re building on land that we bought as part of deals. And so, we didn’t pay extra for it. So, we’re always looking at adjacent land sites if we can find them. And most of our product that we’re building on there’s not a lot of land adjacent to it. But we are looking at it but again, it’s not our core. I’m personally involved in a lot of the development so there’s only so much bandwidth, and our balance sheet only has so much bandwidth in development as well.

Barry Oxford

Got it.

Jeff Witherell

We just don’t want to be out there on all the spec development that is challenging.

Anthony Saladino

Well, we still have 1.3 million developable GLA to monetize here as well.

Jeff Witherell

Yes. So, we’re looking at the next round.

Barry Oxford

Got you. All right. Thanks, guys. That’s all for me.

Jeff Witherell

Thank you.

Operator

The next question is from Bryan Maher from B. Riley. Please go ahead.

Bryan Maher

Yes. Good morning. And maybe following up a little bit on some of Barry’s comments on inflation, are you guys seeing anything out there that would suggest any change in the supply outlook, whether it’s in your markets or more generally, given we’ve got virtually record low vacancies, but the comments from Amazon, interest rates pushing higher, inflationary pressures? Are you seeing anything on the supply side for a new product that would cause you any concern?

Pen White

Pen here. Not really any concern. The demand is strong, and there’s a reason why you’re seeing an increase in supply. I mean, last quarter across the country, there’s about 90 million square feet finished up in construction and there’s over 90 million square feet absorbed. You have over 500 million square feet that’s being developed right now, again, in all 50 states.

But the demand, if you look at the numbers and how much has been absorbed over 430 million square feet last year, the trend is continuing. And that’s a function of e-commerce. It’s a function of repatriation, onshoring, all the things that we’ve talked about in the past. So the demand is there and I think we see that trend continuing.

Plymouth Industrial REIT
May 4, 2022, at 9:00 a.m. Eastern

All that being said, our properties are typically, let’s say, might be Class B and our rental rates are averaging the low $4 per square foot where the average rental rate across the board is $8.90. So there’s a significant delta, a nice buffer between our average rents and what are now rents that are being proposed for new products. So, we like that. I think that’s another reason why, Jim Connolly can attest to this, we’re able to increase our rents substantially year-over-year. So hopefully, that gives you some color.

Bryan Maher

Perfect. Thank you.

Operator

And the next question will come from Anthony Hau from Truist. Please go ahead.

Anthony Hau

Good morning, guys. So what’s the mark-to-market on the portfolio today?

Jim Connolly

It’s roughly 12.5%.

Anthony Hau

Okay. And in your same-store portfolio, it’s sitting at 98.8% occupancy, and the midpoint of guidance is 97.7%, I think. Can you give us color on known move-outs that’s baked into the guidance?

Anthony Saladino

There’s some conservatism with respect to same-store, Anthony. There’s about nine leases that account for approximately 71% of the 1.1 million square feet that’s expiring in the second half of the year. A lot of those we have a high degree of confidence with respect to renewal. But like I said, there is some conservatism on one or two to the extent that they don’t renew and we have to confer some free rent and absorb some downtime.

Anthony Hau

Got you. And what spread would you think you lease on that? Will it be like closer to like 16%, 15%?

Jim Connolly

Anywhere from 12% to 16%, probably.

Anthony Hau

Got you. And if you raised fixed rate debt today, what would the interest rate be?

Anthony Saladino

Higher. It’s a good question. Let me give you a proxy for that. We executed some interest rate swaps at the beginning of the year. If we were to go back into the market and execute those same swaps, we would have to pay an additional 100 bps for those. So, there’s been significant appreciation in cost of capital with respect to that.

Anthony Hau

Got you. And do you guys plan to reduce that floating rate debt to 10% of the total debt? Or are you guys comfortable keeping that 20%?

Plymouth Industrial REIT
May 4, 2022, at 9:00 a.m. Eastern

Anthony Saladino

It’s a good question. We’re evaluating the possibility of fixing the variable debt on the new term that we just executed. It’s a $150 million notional and we’ll update you accordingly.

Anthony Hau

Okay. Thanks for answering my questions.

CONCLUSION

Operator

There appear to be no further questions at this time. So, I would like to turn the conference back over to Jeff Witherell for any closing remarks.

Jeff Witherell

Great. Thanks everyone for joining us. We’ll see you next quarter, and we’re available for follow-up questions as usual. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Plymouth Industrial REIT
May 4, 2022, at 9:00 a.m. Eastern